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                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

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                                  FORM 8-K

                               CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934





                     Date of Report:   November 21, 1995
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                            DeVlieg-Bullard, Inc
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           (Exact name of registrant as specified in its charter)

   Delaware                        0-18198                       62-1270573
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(State or other                  (Commission                 (I.R.S. Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)



    One Gorham Island, Westport, CT                                06880
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(Address of principal executive offices)                         (Zip Code)

      Registrant's telephone number, including area code: (203) 221-8201
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ITEM 5.          OTHER EVENTS

On November 3, 1995, a jury rendered a verdict against the Company in the net amount of $1,323,228, plus interest, relating to a civil suit filed against the Company in the Supreme Court for the State of New York, County of Erie, styled Watson Bowman Acme Corp. v. DeVlieg-Bullard, Inc. A final determination of the amount of the judgment has not been made at this time. The plaintiff had alleged losses resulting from a breach of contract by the Company, as successor to DeVlieg-Lyons Integrated Systems, Inc., in connection with the delivery to the plaintiff of a CNC Milling Machine. The Company had countersued for the remaining balance due under the contract of $279,544. Based on its review of the allegations contained in the suit and the advice of its legal counsel, the Company had concluded that the effect of any settlement or adverse judgment in connection with this suit would not be material to the Company. The Company had therefore made no accrual for any settlement or adverse judgment.

The Company believes that the jury's verdict in this case failed to consider material evidence in the case that indicates that the Company was not in breach of the contract and intends to immediately file post-trial motions seeking to set aside the jury's verdict and enter judgments dismissing certain claims as a matter of law or, in the alternative, to set aside the jury's verdict and order a new trial on the ground that the jury's verdict was against the weight of the evidence. No assurance can be given that such post-trial motions or any subsequent appeal will be successful. Accordingly, the Company will make an accrual in the amount of the jury's verdict, plus interest and other costs, net of taxes.


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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


DEVLIEG-BULLARD, INC.



Date:  November 21, 1995        By:  /s/ Lawrence M. Murray
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                                     Lawrence M. Murray
                                     Vice President and Chief Financial Officer



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